EXHIBIT 99.1



                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


          CRIIMI MAE Declares Payment of All Previously Deferred Dividends on
                                    Preferred Stock

ROCKVILLE, MD, June 3, 2003 - CRIIMI MAE Inc. (NYSE:CMM) today announced that the Board of Directors has declared the payment on June 30, 2003 of all remaining deferred dividends on the Company's Series B, F and G Preferred Stock, namely those accrued with respect to the fourth quarter of 2002 and the first and second quarters of 2003.

Today's declaration calls for holders of record of Series B, F and G Preferred Stock on June 18, 2003 to receive dividends of $2.04 per Series B share, $0.90 per Series F share and $1.125 per Series G share, each payable in cash on June 30, 2003.

This declaration by the Board is in addition to the dividends previously declared by the Board on May 16, 2003. At that time, CRIIMI MAE announced that the dividends previously deferred for the third quarter of 2002 would be paid on June 30, 2003 to holders of record of its Series B, F and G Preferred Stock on June 18, 2003.

Accordingly, the total amount of dividends, including today's declaration, to be paid on June 30, 2003 to holders of record on June 18, 2003 of Series B, F and G Preferred Stock is $2.72 per Series B share, $1.20 per Series F share and $1.50 per Series G share.

The Board believes that the current declaration eliminating all dividend arrearages is appropriate given CRIIMI MAE's current financial position and prospects. Further, under the terms of the Series B Preferred Stock, the Company may declare or pay cash dividends on the Series F or G Preferred Stock only if it has declared and paid or set aside for payment sufficient funds to satisfy all accrued and unpaid dividends and the then current dividend on the Series B Preferred Stock. Cash dividends on the Series F and G Preferred Stock were previously declared on March 5, 2003 and May 16, 2003 while dividends on the Series B Preferred Stock were in arrears.

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CRIIMI MAE Inc. is a commercial mortgage company based in Rockville, MD. CRIIMI
MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for approximately $17 billion of commercial mortgage loans.

For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe", "anticipate", "expect", "may" or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maintain its current financial position and capitalize on its business prospects, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


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